EXHIBIT 23.1

    Consent of Independent Auditors

The Board of Directors
MedicaLogic/Medscape, Inc.:

    We consent to the use of our Independent Auditors' Report dated February 26, 2001, relating to the consolidated balance sheets of MedicaLogic/Medscape, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the Registration Statement on Form S-3, dated on or about May 29, 2001, of MedicaLogic/Medscape, Inc., and to the reference to our firm under the heading "Experts" in the Registration Statement.

/s/ KPMG LLP

Portland, Oregon
May 29, 2001

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